Exhibit 10.1

GULFMARK OFFSHORE, INC.
SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into by and between GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and Samuel, R. Rubio (the “Executive”), effective as of April 6, 2016.

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;

WHEREAS, the Company desires to encourage the continuing attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interests of the Company and the entities controlled by, or under common control with the Company (the “Affiliates”); and

WHEREAS, the Company desires to grant Executive certain enhanced severance benefits he would not otherwise be entitled to in the event Executive’s employment with the Company is terminated under the circumstances described herein

NOW, THEREFORE, effective as of April 6, 2016 (the “Effective Date”), in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.       Definitions and Interpretation Rules.

1.1     Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code with GulfMark Offshore, Inc.,
(ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code) with GulfMark Offshore, Inc. or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with GulfMark Offshore, Inc.

“Base Compensation” means the Executive’s base salary or wages measured on an annual basis (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) from the Company, modified by including any portion thereof that the Executive could have received in cash in lieu of (i) any deferrals made by the Executive pursuant to a deferred compensation plan sponsored by the Company or (ii) elective contributions made on his behalf by the Company pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125, and modified further by excluding any bonus, incentive compensation, commissions, expense reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective contributions to the Company’s qualified cash or deferred arrangement described in section 401(k) of the Code), welfare benefits as defined in ERISA, overtime pay, special performance compensation amounts and severance compensation.

“Board” means the Board of Directors of the Company or other governing body of the Company or its direct or indirect parent.

“Cause” means (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise. For purposes of Sections (i) and (ii) of this definition, (A) no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

“Company” means GulfMark Offshore, Inc., a Delaware corporation. In the event that the Executive’s employer is a subsidiary of GulfMark Offshore, Inc., the term “Company” shall include the Executive’s employer where appropriate and GulfMark Offshore, Inc. will cause the Executive’s employer to take any actions necessary to satisfy the obligations of the Company under this Agreement.

“Confidential Information” means any information, ideas, processes, methods, designs, devices, inventions, data, techniques, models and other information developed or used by the Company or any of its Affiliates and not generally known in the relevant trade or industry relating to the Company's or any Affiliate’s products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, which gives the Company or any of its Affiliates a competitive advantage, including, without limitation, (i) trade secrets; (ii) information relating to existing or contemplated products, services, technology, designs, processes, formulae, research or product developments; (iii) information relating to business plans or strategies, sales or marketing methods, methods of doing business, prices of sales or services, customer lists, customer usages and/or requirements, supplier information (including the prices of supplies); and (iv) any other confidential information which either the Company or any of its Affiliates may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential. Confidential Information also includes any of the foregoing information of third parties which the Company is obligated to maintain as confidential. Confidential Information does not include (i) information that is or becomes generally available to the public other than as a result of disclosure by the Executive or by any individual or entity to which the Executive delivered such information; (ii) information that becomes available to the Executive from a source that is not bound by a confidentiality agreement with the Company or an Affiliate; or (iii) information approved for release by written authorization of the Company.

“Disability” means the Executive’s incapacity due to physical or mental illness that has caused the Executive to be absent from full-time performance of his duties with the Company for a period of six (6) consecutive months.

“Effective Date” means the date identified in the recitals to this Agreement.

“Executive” means the employee identified in the recitals to this Agreement.

“Involuntary Termination” means the complete severance of the Executive’s employment relationship with the Company (i) because the Executive’s position is eliminated, (ii) because the Executive and the Company agree to the Executive’s resignation of his position at the request of the Company, (iii) because the Company terminates the Executive’s employment with the Company without Cause, or (iv) for any other reason which is deemed an Involuntary Termination by the Company. An Involuntary Termination does not include (i) a termination of employment for Cause, (ii) a transfer of employment from one Company to another Company or a transfer of employment to a venture or entity in which the Company or an Affiliate has any equity interest, (iii) a temporary absence, such as a Family and Medical Leave Act leave or a temporary layoff in which the Executive retains entitlement to re-employment, (iv) the Executive’s death, Disability or retirement or (v) a voluntary termination of employment by the Executive (other than a resignation at the request of the Company).

“Release Agreement” means the agreement that the Executive is required to execute and deliver in order to receive the Severance Payment. The Release Agreement shall be in a form and substance satisfactory to the Chief Executive Officer of the Company, which releases the Company and its Affiliates, and their officers, employees, and directors and any employee benefit plan (and any other Company related person as specified in the release) (the “Company Group”) of any claims which Executive may have as against the Company Group.

“Section 409A” means section 409A of the Code and the regulations and other guidance promulgated by the Department of Treasury or the Internal Revenue Service under section 409A of the Code, or any successor statute.

“Separation From Service” shall have the meaning specified in Section 409A.

“Severance Payment” has the meaning specified in Section 3 hereof.

“Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Compensation Committee of the Board.

1.2     Number and Gender. As used in this Agreement, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of this Agreement.

2.     Term of Agreement. The “Term” of this Agreement shall commence on the Effective Date and end on the last day of the two-year period beginning on the Effective Date.

3.     Severance Payments Following Involuntary Termination of Employment.

(a)     Severance Payment. If the Executive incurs an Involuntary Termination of Employment during the Term of this Agreement, (i) the Company shall pay to the Executive at the time specified in Section 3(b) an amount equal to two (2) multiplied by the Executive’s Base Compensation as in effect immediately prior to the date of the Involuntary Termination of Employment or immediately prior to March 15, 2015, whichever is greater (the “Severance Payment”) and (ii) immediately prior to the Involuntary Termination of Employment, all risk of forfeiture and transferability restrictions applicable to the Executive’s then outstanding restricted stock awards granted by the Company will lapse and the Executive will have a fully vested and transferable interest in the Executive’s then outstanding restricted stock awards granted by the Company.

(b)     Time of Payment of Severance Payment. If the Executive is not a Specified Employee and the Executive has timely signed and delivered to the Company the Release Agreement furnished to the Executive by the deadline established by the Company, the Company shall pay the Executive the Severance Payment in a single sum cash payment on the date that is sixty (60) days after the date of the Executive’s Separation From Service. The Executive will not be permitted to specify the year in which his payment will be made. If the Executive is a Specified Employee and the Executive has timely signed and delivered to the Company the Release Agreement furnished to the Executive by the deadline established by the Company, the Company shall pay the executive the Severance Payment in a single sum cash payment on the date that is six months after the date of the Executive’s Separation From Service. Whether the Executive is or is not a Specified Employee, the Executive will not be paid Severance Payment, and the Executive shall forfeit any right to such payments, unless (i) the Executive has signed and delivered to the Company the Release Agreement furnished to the Executive and (ii) the period for revoking such Release Agreement shall have expired (in the case of both clause (i) and clause (ii)) prior to the earlier of the deadline established by the Company or the applicable payment date (the date that is 60 days after the Executive’s Separation From Service if the Executive is not a Specified Employee or the date that is six months after the date of the Executive’s Separation From Service if the Executive is a Specified Employee).

4.     Withholding. The Company may withhold from any benefits paid under this Agreement all income, employment, and other taxes required to be withheld under applicable law.

5.     Death of the Executive. If the Executive dies after his Involuntary Termination but before the Executive receives full payment of the amounts to which he is entitled, any unpaid amounts will be paid to the Executive’s surviving spouse, or if the Executive does not have a surviving spouse, to the Executive’s estate.

6.     Non-Solicitation; Confidential Information. In consideration for the payment of the amounts set forth in Section 3.1 to the Executive, the Executive shall not engage in any of the activities described in this Section 6.

6.1     Non-Solicitation. During the period commencing with the Executive’s Involuntary Termination Date and ending on the first anniversary of such date, the Executive shall not, directly or indirectly,

(a)     interfere with the relationship of the Company or any Affiliate with, or endeavor to entice away from the Company or any Affiliate, any individual or entity who was or is a material customer or material supplier of, or maintained a material business relationship with the Company or its Affiliates;

(b)     employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.

The Executive agrees and shall acknowledge in the Release Agreement that the enforcement of the restriction contained in this Section 6.1 will not be unduly burdensome to him and that the payment of the amounts set forth in Section 3.1 is in addition to anything of value to which Executive is already entitled.

6.2     Confidential Information. During the course of the Executive’s employment with the Company, the Executive has been provided by the Company, had access to or otherwise received Confidential Information. The Executive shall keep confidential all such Confidential Information, except that any Executive may disclose the Confidential Information (i) in connection with enforcing his rights under the Agreement or if compelled by law, and in either case, the Executive shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure. In the event of a breach or threatened breach by Executive of the provisions of this Section 6.2, the Company shall be entitled to an injunction, without the necessity of posting bond therefor, restraining the Executive from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Company and its Affiliates from pursuing any other remedies, in addition to the injunctive relief available under this Section 6.2, for such breach or threatened breach, including the recovery of damages from Executive.

7.     Amendment. This Agreement may not be amended except pursuant to a written instrument that is authorized by the Company and agreed to in writing and signed by the Executive.

8.     Unfunded Arrangement. The Executive shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement. The Executive’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company.

9.      Miscellaneous.

9.1     Agreement Not an Employment Contract. This Agreement is not an employment contract between the Company and Executive and gives Executive no right to be retained in the Company’s employment. This Agreement is not intended to interfere with the rights of the Company to terminate the Executive’s employment at any time with or without notice and with or without cause or to interfere with the Executive's right to terminate his employment at any time.

9.2     Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by the Executive, to attachment by, interference with, or control of any creditor of the Executive, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of the Executive prior to its actual receipt by the Executive. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

9.3     Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

9.4     Binding Effect. This Agreement shall be binding upon any successor of the Company.

9.5     Settlement of Disputes Concerning Benefits Under this Agreement; Arbitration. All claims by Executive for benefits under this Agreement shall be directed to and determined by the Company and shall be in writing. Any denial by the Company of a claim for benefits under this Agreement shall be delivered to the Executive in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 9.7 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Company a decision of the Company within sixty (60) days after notification by the Company that the Executive’s claim has been denied. Any further dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of an arbitration hereunder may be entered upon the award made pursuant to the arbitration.

9.6     No Mitigation. The Company agrees that if the Executive’s employment with the Company terminates during the Term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.7     Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given in person or by United States registered mail, return receipt requested (with evidence of receipt by the party to whom the notice is given), postage prepaid, addressed, if to the Executive, to the address listed on the signature page of this Agreement and, if to the Company, to Chief Executive Officer GulfMark Offshore, Inc., 842 West Sam Houston Parkway North, Suite 400, Houston TX 77024, or to such other address as either party may have furnished to the other in writing in accordance herewith. For purposes of this agreement notice to a party shall be effective only upon actual receipt of the notice by the party with written evidence of receipt by the party to whom the notice is given.

9.8     No Other Severance Benefits. For the avoidance of doubt, the Executive agrees that if the Executive is entitled to severance benefits under this Agreement the Executive shall not be entitled to severance benefits under any other severance benefits policy or program of the Company.

9.9     Governing Law. All provisions of this Agreement shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflict of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

9.10     Compliance With Section 409A. It is intended that this Agreement shall comply with Section 409A. The provisions of this Agreement shall be interpreted in a manner that is consistent with this intention.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date above first written.

GULFMARK OFFSHORE, INC.

By:	/s/ Quintin Kneen
Quintin Kneen, CEO

Date:	April 6, 2016

EXECUTIVE

By:	/s/ Samuel R. Rubio

Address:
, Texas

Date:
April 6, 2016

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